March 1, 2005

Mr. Kevin Henderson
655 Davis Road
League City, TX 77573

Dear Mr. Henderson:

Sequiam Biometrics, Inc. (“the Company”) is pleased to offer you the position of Vice President Product Development with an effective start date of March 1, 2005.

As Vice President Product Development you will serve the Company faithfully, diligently and to the best of your ability, under the direction of the CTO of the Company. You will render such services during the term of employment from your present location in Houston, Texas, although you may be required to travel at company’s expense to the Company’s principal place of business, or at such alternate locations as may be agreed upon with the CTO, and you will devote all of your business time to the performance of your duties.

You will have such duties and powers as generally pertain to the office of Vice President Product Development for both product development and business development of said products, subject to the control of the CTO. The precise services and duties that you are obligated to perform may from time to time be changed, amended, extended or curtailed by the CTO of the Company.

The Term of your employment shall commence on March 1, 2005 and continue thereafter for a term of two (2) years, or earlier terminated subject to the terms and conditions set forth below.

The Company will pay you a minimum annual salary of thirty-six thousand dollars ($36,000.00), payable in equal installments at the end of such regular payroll accounting periods as are established by the Company.

Incentive Stock Options will be granted for 500,000 common shares of the Sequiam Corporation at the market price as of the date of employment in accordance with the Sequiam Corporation 2003 Employee Stock Incentive Plan. The options will vest in three equal amounts over a three (3) year period. Vesting may be accelerated based upon reaching agreed upon stock price goals during the three-year term of employment, as follows: 1/3 of the options will vest upon the stock reaching $1.14 (sustained for a period of at least 1 calendar month), 2/3 when stock reaches $2.29 per share (sustained for a period of at least 1 calendar month), and 100% vesting when the stock reaches $3.43 per share in keeping with a five-year goal of reaching $15.00 per share. The stock must average the indicated prices for 1 calendar month before the goal is considered met.

300 Sunport Lane • Orlando, Florida 32809
Phone: 407.541.0773 • Fax: 407.240.1431
www.sequiam.com• sales@sequiam.com

The strike price at which employee shall be entitled to exercise the option to purchase the subject 500,000 shares shall be the closing price at which the company stock is sold on March 1, 2005, with the agreement being that the options will be exercisable at any time prior to the option expiration. The options will be viable and exercisable in accordance with the plan. One third (1/3rd) of the options will be issued one (1) year from the date of employee’s first date of employment, one third (1/3rd) two (2) years from the first date of employee’s employment, and the remaining one third (1/3rd) three (3) years from the first date of employee’s employment, unless sooner issued as set forth in the vesting schedule, with the terms “vesting date” and “issuance date” having the same meaning.

In addition, the Company may adjust the salary upward from time to time, and award bonuses in cash, or other property and services.

During the term of employment, you shall be entitled to participate in all medical and other employee benefit plans, including vacation, sick leave, retirement accounts, profit sharing, stock option plans, stock appreciation rights, and other employee benefits, provided by the Company to employees of the same or similar hierarchy.

The Company shall reimburse you for reasonable and necessary expenses incurred by you on behalf of the Company in the performance of your duties provided that such expenses are adequately documented in accordance with the Company's written policies, which the company will provide to you in advance of your incurring such expense.

You will devote as much of your business and professional time and effort, attention, knowledge, and skill to the management, supervision and direction of the Company’s business and affairs as is necessary to ensure the success of the Company as determined solely by the CTO. You may not, during the term of employment be interested directly or indirectly, in any manner, as partner, officer, director, advisor, employee or in any other capacity in any other business; except that nothing shall prevent or limit your right to invest any of your surplus funds in the capital stock or other securities of any company or limited partnership, or whose stock or securities are publicly owned or are regularly traded on any public exchange; nor shall anything herein prevent you from investing or limit your right to invest your surplus funds in real estate; nor shall anything herein prevent you from serving in a volunteer capacity as officer, director, or advisor for professional or charitable organizations with which you are or may become affiliated. You will be able to provide support to prior obligations of projects sold to other companies upon disclosure to and agreement with the CTO.

Your employment can be terminated for cause. The Company shall have no obligations beyond thirty days notice in the case of termination by cause. Incentive Stock Options vested at date of termination may be exercised in accordance with the Sequiam Company 2003 Employee Stock Incentive Plan. Termination for cause shall be defined as, and limited to gross dereliction of executive duties, including your intentional violation of any written company policies, which violation causes the Company substantial damage, violation of any federal or state laws that materially impact the company’s financial performance, its reputation or relationships with customers.

The CEO may, at his sole discretion, terminate for reasons other than cause at any time with thirty days notice. Such reasons may include a desire to restructure the management team or change the executive’s role within the Company. Under such conditions, the company’s sole obligation is to fully vest all 500,000 shares of Incentive Stock Options, which may then be exercised and sold in accordance with any governing law.

You shall not, in any manner, for any reasons, either directly or indirectly, divulge or communicate to any person, firm or company, any confidential information concerning any matters not generally known in the biometrics industry or otherwise made public by the Company which affects or relates to the Company’s business, finances, marketing and operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, “Confidential Information”) except in the ordinary course of business or as required by applicable law.

300 Sunport Lane • Orlando, Florida 32809
Phone: 407.541.0773 • Fax: 407.240.1431
www.sequiam.com• sales@sequiam.com

You further agree that all documents and materials furnished to you by the Company and relating to the Company’s business or prospective business are and shall remain the exclusive property of the Company as the case may be. You shall deliver all such documents and materials to the Company upon demand and in any event upon expiration or earlier termination of your employment. Any payment of sums due and owing to you by the Company upon such expiration or earlier termination shall be conditioned upon returning all such documents and materials, and you expressly authorizes the Company to withhold any payments due and owing pending return of such documents and materials.

All ideas, inventions, and other developments or improvements conceived or reduced to practice by you, alone or with others, during the term of your employment, whether or not during working hours, that are within the scope of the business of the Company or that relate to or result from any of the Company’s work or projects or the services provided by Employee to the Company pursuant to this Agreement, shall be the exclusive property of the Company. Employee agrees to assist the Company during the term, at the Company’s expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of the Company.

Welcome to Sequiam Biometrics, Inc. We look forward to many successful years together.

Sincerely,

Nick VandenBrekel
CEO

Accepted and agreed to:

Kevin Henderson	Date

300 Sunport Lane • Orlando, Florida 32809
Phone: 407.541.0773 • Fax: 407.240.1431
www.sequiam.com• sales@sequiam.com